Exhibit 99.1

CareCloud Announces Approval of Series A Preferred Stock Proposal

SOMERSET, N.J., September 11, 2024 (GLOBE NEWSWIRE) -- CareCloud, Inc. (the “Company”) (Nasdaq: CCLD, CCLDO, CCLDP), a leader in healthcare technology solutions for medical practices and health systems nationwide, today reconvened its special meeting (“Special Meeting”) of CareCloud’s Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) shareholders. At the Special Meeting, shareholders representing more than two-thirds of the outstanding shares of Series A Preferred Stock approved the preferred stock proposal, which included an amendment to the Company’s Certificate of Designations, Preferences and Rights of its Series A Preferred Stock (the “Preferred Stock Proposal”).

The information contained in this press release is a summary of certain relevant portions of the Definitive Proxy Statement and other materials filed with the SEC. The entirety of the filings are available on the SEC’s website and on https://ir.carecloud.com/series-a-special-proxy.

About CareCloud

CareCloud brings disciplined innovation to the business of healthcare. Our suite of technology-enabled solutions helps clients increase financial and operational performance, streamline clinical workflows and improve the patient experience. More than 40,000 providers count on CareCloud to help them improve patient care while reducing administrative burdens and operating costs. Learn more about our products and services including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), business intelligence, patient experience management (PXM) and digital health at www.carecloud.com.

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SOURCE CareCloud

Company Contact:

Norman Roth

Interim Chief Financial Officer and Corporate Controller

CareCloud, Inc.

nroth@carecloud.com

Investor Contact:

Bill Korn

CareCloud, Inc.

ir@carecloud.com